Exhibit 10.1

DecisionLink
Intrex Communications Division

Services Agreement

             This Intrex Communications Services Agreement (the “Agreement”) is made and entered as of the 15 day of February  2001 (the “Effective Date”) by and between the Intrex Communications business unit of DecisionLink, Inc. (“Intrex” or “DecisionLink”) with offices located at 1181 Grier Dr., Bldg B, Las Vegas, Nevada 89119, and Shell Chemical LP (“SCLP”), with offices located 910 Louisiana, Houston, Texas  77002.

SECTION 1 – DEFINITIONS

Terms used in this Agreement shall have the meanings assigned thereto as follows:

             “Intrex Monitoring Unit” shall mean a Subscriber Communicator, power supply controller, surge protector and other hardware, including certain embedded software, built into a NEMA 4X enclosure.

             “Intrex Services” shall mean the collection and delivery of tank content information and monitoring messages using the Intrex Tank Telemetry System.

             “Intrex Software” shall mean the software owned by Intrex and that is used to render the Intrex Services, including software to retrieve and present tank level data, message processing software, databases, SCLP interfaces, and engineering tools.

             “Intrex Telemetry System” shall mean all of the hardware and software, including but not limited to the Intrex Monitoring Unit, Intrex Software, and the Intrex System, used by Intrex to provide the Intrex Services.

             “ORBCOMM System” shall mean the ORBCOMM low-Earth orbit satellite communications system.

             “ORBCOMM System Address” shall mean the unique address assigned to a Subscriber Communicator.

             “Person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

             “Pricing Rate Schedule” shall mean the Pricing Rate Schedule attached hereto as Exhibit A & B, as it may be amended from time to time in accordance with Section 4(a) of the Agreement.

             “Report” shall mean a transmission of tank status information using the Intrex Tank Telemetry System.

             “Subscriber Communicator” shall mean the equipment used by an end user as part of the Intrex Monitoring Unit to provide access to the ORBCOMM System that has been “type approved” by or on behalf of ORBCOMM Global and to which a physical serial number, device control number, associated radio identification codes and ORBCOMM System Address have been assigned.

             "Tank Status Information" shall mean the tank sensor output information collected by an Intrex Monitoring Unit and transmitted via the Intrex Telemetry System from a tank sensor.

SECTION 2 – PURCHASE OF INTREX SERVICES

             (a)         Intrex Services.  In accordance with and subject to the terms and conditions set forth in this Agreement, Intrex shall provide Intrex Services to SCLP.

             (b)        Service Purchase Intentions. SCLP currently intends, but shall have no obligation under this Agreement, to acquire services for approximately 50 Intrex Monitoring Units.

             (c)         Delivery of Monitoring Data.  Tank status information collected and transmitted by the Intrex Monitoring Unit shall be made available to SCLP.  Intrex Monitoring Unit originated messaging shall be received by a password protected Intrex-maintained Web Server and sent to SCLP via an FTP file.  This collection and transmission to SCLP of the tank status information shall be effected in accordance with the "Chainlink Tank Telemetry System Version 1 Functional Design Specification, Version 1.0," which is hereby incorporated by reference as part of this Agreement.

SECTION 3 –TERM OF AGREEMENT

             Subject to Section 11, the term of this Agreement shall commence as of the Effective Date of this Agreement.  This Agreement shall remain in force and effect until terminated in accordance with Section 11.

SECTION 4 - FEES AND PAYMENT; TAXES

             (a)         Fees for Intrex Services.  The prices for Intrex Services are set forth in the Pricing Rate Schedule included as Exhibit A and shall remain valid until December 31, 2001.  Thereafter, Intrex shall be entitled to change the prices set forth on the Pricing Rate Schedule on 30 days written notice to SCLP.  The Pricing Rate Schedule lists prices only for the provision of Intrex Services in the countries listed in Exhibit C. This list is subject to change without notice.

             (b)        Monthly Invoice and Payment. During the term of this Agreement, SCLP shall pay to Intrex the amount invoiced.  All payments for Intrex Services hereunder shall be made in United States Dollars.

             (c)         Payment of Invoice.  SCLP shall pay all invoices within 30 days from SCLP’s receipt of an acceptable, correct invoice. Unless otherwise notified by SCLP within 30 days of the invoice date, the invoice will be deemed acceptable, correct and payable. Intrex reserves the right to change its credit terms to SCLP at any time, when, in Intrex’s opinion, SCLP’s financial condition or previous payment record so warrants.

             (d)        Exclusion of Taxes.  The fees for Intrex Services set forth on the Pricing Rate Schedule exclude all present and future taxes, duties, required contributions, or fees of any nature, including, but not limited to federal, state, national, provincial, local or other sales or use taxes, fees, excises, property or gross receipts taxes or fees, telecommunication taxes, license or access fees, or other taxes or duties that may now or hereafter be levied on the services provided or on payments made under this Agreement.  Any such taxes, fees, required contributions, or duties, however denominated, that may now or hereafter be levied on the services provided or payments made under this Agreement, excluding taxes based on Intrex’s net income, shall be paid by SCLP.  SCLP is responsible for (i) the payment of taxes whether they are concurrently invoiced by Intrex with the original invoiced amount or subsequently invoiced by Intrex and (ii) determining the applicability to SCLP of the tax laws of the jurisdiction where delivery occurs.  In the event Intrex pays any taxes on behalf of SCLP, SCLP shall reimburse Intrex therefore in accordance with the terms of Section 4(b).

SECTION 5 - USE OF THE INTREX SERVICES

             (a)         No Fraudulent Use.  SCLP shall not perform, permit, or allow any abuse or fraudulent or unlawful use of the ORBCOMM System or use the Intrex Services for any fraudulent, unlawful or abusive purpose.  SCLP shall take all commercially reasonable steps necessary to control and prevent abuse or fraudulent or unlawful use by it of the ORBCOMM System or the Intrex Services.  Abuse and/or unlawful or fraudulent use of the ORBCOMM System or Intrex Services includes, but is not limited to:

(i)          Attempting or assisting another person, company, or entity (A) to access, alter or interfere with the communications and/or information of a ORBCOMM System end user by rearranging, tampering or making an unauthorized connection with any facilities of the ORBCOMM System or (B) to use any scheme, false representation or false credit device, with the intent to avoid payment for, in whole or in part, the Intrex Services;

(ii)         Using the ORBCOMM System (A) in such a manner so as to interfere unreasonably with the use of the ORBCOMM System by other parties or (B) to convey information that is, in Intrex’s sole judgment, obscene, salacious or prurient, or to convey information of an unlawful nature or in an unlawful manner.

             (b)        Atmospheric Conditions.  SCLP acknowledges that coverage and quality of Intrex Services can be affected by atmospheric, topographical and other conditions.

             (c)         Compliance with Laws. SCLP shall use the ORBCOMM System and Intrex Services in accordance with the applicable laws, rules and regulations of any applicable governmental authority or agency including the Federal Communications Commission.

             (d)        Service Area.  The Intrex Services provided herein are furnished for use only within the United States and Canada unless otherwise approved in advance by Intrex.

             (e)         Intrex may choose to use other communication providers other than Orbcomm in certain situations if we feel we can no longer reliably count on adequate service from this provider. SCLP will be notified before any other communications carrier is proposed and the reason for the proposed change.

SECTION 6 - PROPRIETARY INFORMATION

             The parties acknowledge the execution of the Mutual Non-Disclosure Agreement dated August 28, 2000 between SCLP and Intrex, and agree that any proprietary information disclosed by one party to the other under this Agreement shall be subject to the terms and conditions of such Mutual Non-Disclosure Agreement.

SECTION 7 –TANK SENSORS

             Intrex will take responsibility for the specification and purchase of an appropriate level sensor when the end-user is not willing to supply.  Sensor pricing will vary, depending on the technology utilized. A pricing model is listed in Exhibit B. Sensors will be warranted as per the original manufacturers warranty.

SECTION 8 –PERFORMANCE MEASUREMENTS

             DecisionLink agrees to the following Performance Measurements:

             (a)         DecisionLink guarantees an accuracy of inventory measurement within 2% of the strapping table provided by the end user provided that the  sensor is supplied by DecisionLink. After initial installation, enduser will be responsible for recalibration of sensor. Depending on technology used, this may be required once per year. If manufacturers instructions are not followed, accuracy is subject to deviate from the stated limits. For systems where DecisionLink interfaces with a sensor supplied by others, DecisionLink guarantees a reading of +/- 2% of the sensor output signal.

             (b)        DecisionLink guarantees to take an inventory reading 99% of the time within 10 minutes of the scheduled read time. This guarantee will remain in effect provided there is not (i) disruption of power, communications or other critical services (whether at the local plant or elsewhere) which is beyond the reasonable control of DecisionLink, (ii) an act of God hazard or (iii) failure of a level sensor not supplied by DecisionLink.

             (c)         DecisionLink guarantees that inventory data for each tank will be fed to SCLP within 2 hours of the scheduled tank read time for that tank at a performance rate of 99%. This is valid only if the SCLP server is in operation as well as local telephone lines. With a failure to successfully parse the data, DecisionLink will have the appropriate SCLP person paged as specified by SCLP.

             These measurements will be reviewed on a quarterly basis. If DecisionLink does not meet the above criteria for one quarter due to conditions/reasons under its control, SCLP may stop making monthly payments until satisfied that the underlying problem(s) is(are) corrected. If DecisionLink does not meet the above criteria for more than one quarter within a year, SCLP may terminate the contract immediately as stated in Section 11(b).

SECTION 9 - REPRESENTATIONS AND COVENANTS

             (a)         SCLP represents and warrants that (a) the execution, delivery and performance of this Agreement by SCLP have been duly authorized by all necessary action on the part of SCLP, (b) this Agreement has been duly executed and delivered by SCLP and constitutes a legally valid and binding obligation of SCLP, enforceable against SCLP in accordance with its terms and (c) the execution of this Agreement by SCLP and the performance of its obligations herein shall not conflict with, or result in the breach of SCLP’s organizational documents, or result in the breach or default of any material mortgage, lease, contract, agreement, or other instrument to which the SCLP is a party or by which it is bound.

             (b)        Intrex represents and warrants that (a) the execution, delivery and performance of this Agreement by Intrex have been duly authorized by all necessary action on the part of Intrex, (b) this Agreement has been duly executed and delivered by Intrex and constitutes a legally valid and binding obligation of Intrex, enforceable against Intrex in accordance with its terms and (c) the execution of this Agreement by Intrex and the performance of its obligations herein shall not conflict with, or result in the breach of Intrex’s organizational documents, or result in the breach or default of any material mortgage, lease, contract, agreement, or other instrument to which the Intrex is a party or by which it is bound.

SECTION 10 - INDEMNIFICATION

             (a)         SCLP Indemnification.  SCLP shall indemnify, defend and hold Intrex and its directors, officers, employees, affiliates, and agents (“Indemnified Persons”) harmless against any and all losses, claims, damages or expenses (including reasonable attorney’s fees and expenses) arising out of or related to:

             (i)          any personal injury to or death of any person or persons, or any injuries, loss or damage to the property of third parties to the extent they are caused by the willful or negligent acts or omissions of SCLP or of its employees, subcontractors, agents, customers of SCLP that use the Intrex Services, or representatives.

                          (ii)         any interruption of SCLP's services or operations that are caused or claimed to have been caused directly or indirectly by SCLP’s (including its employees or independent contractors) negligent operation and/or related use or misuse of the Intrex Services;

             (iii)        any worker's compensation claim of any employee, contractor, or representative of SCLP, or of SCLP's customer that uses the Intrex Services, or

             (iv)       the failure of any of SCLP’s representations or warranties to be true in any material respect or any breach by SCLP of its covenants and agreements set forth in this Agreement.

             (b)        Intrex Indemnification.  Intrex shall indemnify, defend and hold SCLP and its directors, officers, employees, affiliates, customers of SCLP that use the Intrex Services, and agents (“Indemnified Persons”) harmless against any and all losses, claims, damages or expenses (including reasonable attorney’s fees and expenses) arising out of or related to:

             (i)          any personal injury to or death of any person or persons, or any injuries, loss or damage to the property of third parties to the extent they are caused by the willful or negligent acts or omissions of Intrex or of its employees, subcontractors, agents, or representatives associated with Intrex’s performance of its obligations under this Agreement;

             (ii)         any workers compensation claim of any employee, contractor, or representative of Intrex associated with Intrex’s performance of its obligations under this Agreement;

             (iii)        the failure of any of Intrex’s representations or warranties to be true in any material respect or any breach by Intrex of its covenants and agreements set forth in this Agreement.

             (c)         In the event either party becomes aware of circumstances under which indemnification is or might reasonably be expected to be owed by the indemnifying party hereunder, the indemnifying party shall promptly notify the indemnified party thereof; provided, however, that the failure of the indemnifying party to provide such notice shall not relieve the indemnifying from its obligations under this Section.  The indemnifying party shall assume and conduct (at its own expense) the full defense of any action for which indemnification would be owed.  The indemnified Party shall be entitled to participate therein after such assumption, the cost of such participation to be at their own expense.  Upon assuming such defense, the indemnifying party shall have full right to enter into any compromise or settlement that is dispositive of the matter involved; provided, however, that the indemnifying party shall have obtained the prior written consent of the indemnified party, which consent shall not be unreasonably withheld; and provided, further, that any monetary compromise or settlement shall be promptly paid in full by indemnifying party.  The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect of such claim or litigation.

SECTION 11 – TERMINATION

             (a)         Either party may terminate this Agreement for any reason upon providing the other party with not less than 60 days advance written notice, which notice shall specify the date of termination.

                          (b)        Other Termination by SCLP.  Notwithstanding Section 11(a), SCLP may immediately terminate this Agreement in the event of any of the following:

               (i)          Any representations or covenants of Intrex contained in this Agreement shall prove to be false or misleading in any material respect; or

               (ii)         DecisionLink or Intrex, in the event Intrex is a separate legal entity, shall (A) make an assignment for the benefit of creditors, (x) file a petition in bankruptcy, (y) be adjudicated insolvent or bankrupt, or (z) petition or apply to any tribunal for any receiver or for any trustee for it under any domestic or foreign reorganization, arrangement, readjustment of debt, dissolution, liquidation or moratorium law or statute or (B) have commenced against it any such proceeding or an order for relief shall be entered that remains undismissed for a period of 60 days, DecisionLink or Intrex, as applicable, by any act indicates its consent to, approval of, or acquiescence in, any such proceeding, order for relief or the appointment of any receiver of or any trustee for it or DecisionLink or Intrex, as applicable, suffers any such receivership or trusteeship to continue undischarged for a period of 60 days.

               (iii)        DecisionLink does not meet the performance measurement criteria as agreed to in Section 8 for two or more quarters within a calendar year. A refund of services will be made to SCLP by Intrex if performance criteria is not met in these conditions. The refund will cover only the two quarters that DecisionLink missed the performance criteria established in Section 8 and only for the satellite airtime, not the leased payments on hardware.

             (c)         Other Termination by Intrex. Notwithstanding Section 11(a), Intrex may immediately terminate this Agreement in the event of any of the following:

(i)          SCLP shall fail to pay any amount to Intrex when due if such failure remains uncured for a period of thirty days after SCLP’s receipt of notice thereof;

(ii)         SCLP shall violate the terms and conditions set forth in Section 5 of this Agreement;

(iii)        Any representations or covenants of SCLP contained in this Agreement shall prove to be false or misleading in any material respect; or

(iv)       SCLP shall (A) make an assignment for the benefit of creditors, (x) file a petition in bankruptcy, (y) be adjudicated insolvent or bankrupt, or (z) petition or apply to any tribunal for any receiver or for any trustee for it under any domestic or foreign reorganization, arrangement, readjustment of debt, dissolution, liquidation or moratorium law or statute or (B) SCLP shall have commenced against it any such proceeding or an order for relief shall be entered that remains undismissed for a period of 60 days, SCLP by any act indicates its consent to, approval of, or acquiescence in, any such proceeding, order for relief or the appointment of any receiver of or any trustee for it or SCLP suffers any such receivership or trusteeship to continue undischarged for a period of 60 days.

             (d)        Return of Hardware and/or Software.    Within a reasonable period of time following termination, SCLP shall return to Intrex (or Intrex shall remove from SCLP’s site) hardware and/or software provided to SCLP by Intrex on a license, rental or lease basis.  SCLP shall not be obligated to return items purchased outright by SCLP.

SECTION 12 - REMEDIES ON TERMINATION

             (a)         Upon termination by either party, SCLP shall cease using the ORBCOMM System and the Intrex Services and shall remit to Intrex upon receipt of a final invoice all amounts accrued or due to Intrex up to and including the termination date.

             (b)        In the event Intrex terminates this Agreement, without incurring any liability to SCLP, Intrex may terminate or temporarily discontinue furnishing access to the ORBCOMM System or the Intrex Services to SCLP.  SCLP shall indemnify and hold Intrex harmless from any liability for such termination or temporary discontinuation of Intrex Services. Intrex will provide uninterrupted service up to the date specified in termination notice.

                          (c)         Subject to Section 13, termination of this Agreement by the party not in default in accordance with the terms hereof shall be without prejudice to any other rights or remedies such party shall have by law or in equity.

SECTION 13 - DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY

             (a)         Disclaimer of Warranty.  EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, NONE OF INTREX, OR ANY OF THEIR AFFILIATES, HAS MADE, OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE INTREX TELEMETRY SYSTEM, ANY COMPONENT THEREOF OR THE INTREX SERVICES.  EACH OF INTREX AND THEIR AFFILIATES, EXPRESSLY DISCLAIMS WITH RESPECT TO SCLP AND SCLP EXPRESSLY WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES OF INTREX AND THEIR AFFILIATES, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO INCLUDING, BUT NOT LIMITED TO:  (i) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (ii) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (iii) ANY WARRANTIES AS TO ACCURACY, AVAILABILITY OR CONTENT OF THE INTREX TELEMETRY SYSTEM, ANY COMPONENT THEREOF OR THE INTREX SERVICES; AND (iv) ANY WARRANTY UNDER ANY THEORY OF LAW, INCLUDING ANY TORT, NEGLIGENCE, STRICT LIABILITY, CONTRACT OR OTHER LEGAL OR EQUITABLE THEORY.  NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING CAPACITY OR SUITABILITY FOR USE, SHALL BE DEEMED TO BE A WARRANTY BY INTREX OR THEIR AFFILIATES. Intrex will make a good faith effort to meet the performance criteria specified in this agreement.

             (b)        Limitation of Liability.  (i) UNDER NO CIRCUMSTANCES SHALL INTREX, OR THEIR AFFILIATES BE LIABLE TO SCLP FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS OR LOSS OF GOODWILL, LOSS OF USE OF EQUIPMENT OR SERVICES, OR DAMAGES TO BUSINESS OR REPUTATION ARISING FROM THE PERFORMANCE OR NON-PERFORMANCE OF ANY ASPECT OF THIS AGREEMENT WHETHER IN CONTRACT OR TORT OR OTHERWISE, AND WHETHER THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

             (ii)         Intrex shall supply the Intrex Services that are the subject of this Agreement on a good faith effort basis.  SCLP acknowledges that service interruptions occur and may be difficult to assess as to cause or resulting damages. SCLP agrees that Intrex and its affiliates shall not be liable to SCLP for any losses or damages arising out of any schedule delays, any failure or impaired performance of, error, omission, interruption, deletion, defect, delay in operation or transmission, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of records, associated with the Intrex Telemetry System, any component thereof or the Intrex Services, whether for breach of contract, tortious behavior, negligence, or under any other causes of action.

             (iii)        The aggregate liability of Intrex, and their affiliates under this Agreement shall be limited to direct damages proven in an amount not to exceed $250,000 or the amount actually paid by SCLP to Intrex during the six months immediately preceding the cause of action, whichever is less.

SECTION 14 - MISCELLANEOUS

             (a)         Notices.  All notices involving delinquent payment, service problems, termination and breach issues and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally one business day after being sent by express or courier mail, or three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or such other addresses for a party as shall be specified by like notice, provided that such notice shall be effective only upon receipt thereof):

If to Intrex:
Intrex Data Communications
DecisionLink, Inc.
1181 Grier Drive, Suite B
Las Vegas NV 89119
Facsimile: 702-361-9652
Attention: Mel Pelley

If to SSI:
Shell Chemical LP.
910 Louisiana
Houston, Texas 77002
Attention: Linda Malchow
Applications Operations Manager

             (b)        Binding Effect; Assignment.  This Agreement shall be binding upon the parties and their permitted successors and assigns.  SCLP has the right to assign this agreement to subsidiaries and affiliates of Shell Chemical and also have the right to assign to the Newco in the event that SCLP sells all or part of a business unit. SCLP has the right to allow a third party provider use of this service providing that the third party is providing service to SCLP. SCLP shall not assign its rights or obligations (by operation of law or otherwise) under this agreement without the prior written consent of Intrex.

             (c)         Governing Law; Jurisdiction.  The construction, interpretation and performance of this Agreement, as well as the legal relations of the parties arising hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict or choice of law provisions thereof.

             (d)        No Announcements Without Written Consent.  Neither party shall issue any announcement or press release concerning this agreement, except as may be required by governmental authority, without the express written consent of the other party, which consent shall not be unreasonably withheld.

             (e)         Survivability.  Notwithstanding the expiration or termination of this Agreement, the parties acknowledge and agree that the definitions set forth herein, the covenants, agreements and obligations specified in Sections 4, 9, 11, 12, 14(c) and 14(d) and those obligations that relate to any amounts due and owing for any periods prior to the termination of this Agreement shall survive the termination of this Agreement as specified herein.

             (f)         Waiver.  It is understood and agreed that no failure or delay by either Intrex or SCLP in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder.  No waiver of any terms or conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition.  All waivers must be in writing and signed by both parties.

             (g)        Severability.  If any part of this Agreement shall be held invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.

                          (h)        Force Majeure.  Neither party shall be liable for failure to perform its obligations under this Agreement to the extent such failure is due to causes beyond its commercially reasonable control, including but not limited to externally caused transmission interference, Acts of God, the public enemy, embargo, power failures, governmental act, fire, accident, acts of terrorism, irreparable or key equipment failure or destruction, strike, war (declared or not), armed conflict, riot, inclement weather, or such other cause that is beyond the control of the parties.  In the event of a force majeure, the party invoking this Section shall notify the other party in writing of the events creating the force majeure.

             (i)          Headings.  Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          (j)          Independent Parties.  Each party is an independent contractor.  Except as provided in this Agreement, neither party shall have the right, power or authority to act or to create any obligation, express or implied, on behalf of the other party.  No provision of this Agreement shall be construed as vesting in SCLP any control over or interest in the Intrex Telemetry System.

             (k)         Tariffs.  In the event that any of the Intrex Services or ORBCOMM Services or the charges made therefore are currently subject, or at any time become subject to any federal, state or local regulation or tariff, then the terms and conditions of this Agreement shall be deemed amended to conform to any conflicting terms and conditions in effect under such regulation or tariff.  All non-conflicting terms and conditions of this Agreement shall remain valid and in full force and effect.

             (l)          Terms of Agreement.  This Agreement shall be governed solely by the terms and conditions contained herein and any additional terms and conditions of SCLP on any purchase order or similar document shall be without any force and effect and shall not vary, add, or delete the terms of this Agreement.

             (m)        No Third Party Rights.  Nothing herein contained will be deemed to create any third party beneficiaries or confer any benefit or rights on or to any person not a party hereto, and no person not a party hereto shall be entitled to enforce any provisions hereof or exercise any rights hereunder.

             (n)        Entire Agreement.  This Agreement and any exhibits (which are hereby made part of this Agreement) contain the entire understanding between SCLP and Intrex and supersede all prior written and oral understandings relating to the subject hereof.  No representations, agreements, modifications or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by both parties.  Any modification or amendment of this Agreement must be in writing and signed by both parties.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

DecisionLink, Inc.		Shell Chemical LP
Intrex Communications Division
By: /s/ Geoff Hewitt		By: /s/ Linda J. Malchow
Name:	Geoff Hewitt	Name:	Linda J. Malchow
Title:	Chairman/CEO	Title:	Applications Operations Mgr